August 27, 1999                                            David E. Fleming
                                                           Tel: 203-351-4564
                                                           Fax: 203-708-3881
                                                           dflemi@cl-law.com

Via UPS Overnight

Mr. Jeffrey Riedler
Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Avenue N.W.
Mail Stop 3-9
Washington, D.C.  20549

Re:   IMSCO Technologies, Inc.
      Form SB-2 filed June 22, 1999
      File No. 333-81335


Dear Mr. Riedler:

          Reference is made to your letter dated July 21, 1999 containing the staff's comments to the above-captioned Registration Statement. For your convenience, the responses listed below are numbered according to the staff's comments. A copy of your July 21, 1999 letter is enclosed herewith for your convenience.

Comments 1 - 13

          The staff's comments numbered 1-13 contain general suggestions as to compliance with the plain English rules. The registration statement has been substantially revised in accordance with these general suggestions.

Comment 14

          The cover page has been revised to include the number of shares which are currently available for sale based upon the current conversion price.

Comment 15

          The cover page has been revised to be more visually inviting.

Mr. Jeffrey Riedler                     -2-                      August 30, 1999



Comment 16

          The "Information About the Company" section has been relocated so that it follows the "Risk Factors" section.

Comment 17

          The registrant believes that the federal securities laws do not apply to the resale of its media credits. As such, the statement in the registration statement regarding the application of the federal securities laws to the registrant's media credits has been deleted.

Comment 18

          The prospectus summary has been substantially revised to include only the most significant information in plain, clear language.

Comment 19

          The "Offering" section has been revised so that it is now presented in a chart format as suggested by the staff.

Comment 20

          The forward looking statements disclaimer has been deleted from the "Risk Factors" section and has been set forth in a separate section entitled "Forward Looking Statements."

Comment 21

          Each of the risk factor subheadings has been revised to more adequately describe the risk that follows.

Comment 22

          The subheading to the sixteenth risk factor has been revised in accordance with the staff's suggestion.

Comments 23 - 26

          The staff's comments numbered 23 - 26 contain general suggestions for revisions to the "Risk Factors" section. Each of the risk factors has been revised to more specifically state the risk involved in plain, clear language in accordance with the staff's general suggestions.

Mr. Jeffrey Riedler                     -3-                      August 30, 1999


Comment 27

          The twenty-second risk factor has been revised substantially to more clearly describe the potential for substantial sales of common stock after the offering.

Comment 28

          The discussion of the dilutive effects of the warrants and debentures has been revised in accordance with the example set forth in the staff's Comment 28.

Comment 29

          Information as to the issuance of the warrants and the debentures, and the exemptions relied upon by the Company, has been added to the "Selling Securityholders" section.

Comment 30

          The controlling person of AMRO has been named in accordance with the staff's comment.

Comment 31

          The "shares of common stock offered in the offering" column of the chart has been revised to reflect only the shares the securityholders can sell by operation of a conversion formula as of August 27, 1999.

Comment 32

          The footnotes have been revised to omit the eighth footnote.

Comment 33

          The Note and Warrant Purchase Agreement dated February 9, 1999 between the Registrant and AMRO International, Ltd. is included as Exhibit 10.10 (originally filed as an exhibit to the Registrant's Form 8-K dated February 19, 1999 and incorporated by reference).

          In addition to the revisions set forth above, please note that the number of shares to be registered pursuant to this registration statement has been increased to 6,334,000 shares of the Registrant's common stock.

          Please do not hesitate to contact me at the direct line listed above with any questions regarding this filing.

                                                          Sincerely,


                                                          /s/ David E. Fleming
                                                          ----------------------
                                                          David E. Fleming